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                  LIST OF THE SUBSIDIARIES OF
                   THE MARQUEE GROUP, INC.


1. Athletes and Artists, Inc. (a New York corporation)
2. Sports Marketing & Television, Inc. (a Connecticut corporation)
3. QBQ Entertainment, Inc. (Delaware)
4. ProServ, Inc. (Delaware)
5. ProServ U.K. Inc. (Delaware)